                                                                    EXHIBIT 99.1




                                    NOV. 24, 1997

                                    JIM GIPSON        (918) 588-2111 (MEDIA)

                                    MARK HUSBAND      (918) 588-2087 (INVESTORS)
                                    RICHARD GEORGE    (981) 588-3679



WILLIAMS, MAPCO BOARDS TO SEEK SHAREHOLDER APPROVAL OF MERGER IN
STOCK-FOR-STOCK TRANSACTION


         TULSA -- The Williams Companies, Inc. and MAPCO Inc. announced today they have entered into a definitive merger agreement providing for Williams to acquire MAPCO in a non-taxable stock-for-stock transaction valued at approximately $2.7 billion, based on Williams' price at the close of New York Stock Exchange trading Friday.

         The companies have agreed to exchange a fixed ratio of .8325 of a current share of Williams common stock for each share of MAPCO common stock. That would equate to $46.15 for each share of MAPCO common stock, based on Friday's closing price of Williams common stock. MAPCO closed Friday at $38.13 per share.

         Keith E. Bailey and James E. Barnes, chairman, president and chief executive officer of Williams and MAPCO, respectively, characterized the transaction as the opportunity to create one company with greater potential shareholder value than either standing alone.

         Bailey said, "This acquisition is a terrific fit with Williams because we believe it will be additive to earnings while strengthening our balance sheet and increasing our capacity to generate capital for future growth. MAPCO's businesses are very complementary to ours and should provide a growth rate comparable to our energy services segment, while doubling its current scale.

         "Ultimately, we expect the future earnings contribution from energy services to exceed that of our regulated natural gas pipelines," he said. "This should occur over a rapid enough time frame to provide an income bridge while the earnings capability of our communications business matures in the coming years."

         Barnes said, "The merging of MAPCO and Williams will provide both immediate and long-term value for shareholders through the heightened earnings power and growth possibilities of the combined businesses. Together, our strategic assets -- including outstanding people -- will create a formidable force to aggressively pursue growth strategies in today's increasingly competitive global marketplace."

         The companies intend to file a joint proxy statement with the Securities and Exchange Commission in the near future. Williams and MAPCO shareholders will vote on the transaction at shareholder meetings expected to be held during the first quarter of 1998. The transaction, intended to be a "pooling of interests" for accounting purposes, is subject to review under federal antitrust laws, to the consent of MAPCO's joint venture partner in the Discovery Project and to certain other conditions.

         Since closing of the transaction would occur after Dec. 29, the effective date of a common stock split also announced today by Williams, the fixed exchange ration will be 1.665 shares of Williams stock for each share of MAPCO stock. Value to the MAPCO shareholder would be tied to this exchange ratio and Williams' common stock price at the time of closing, which would occur after the shareholder meetings.

         Bailey said that Stephen L. Cropper, 47, president and chief executive officer of Williams' $3.7 billion (assets) energy services segment, will assume the additional responsibilities of leading the MAPCO organization. Additional organizational alignments will be announced pending shareholder action.

         Cropper currently leads a full-service company that includes:

o A merchant services division that is a top-tier physical and financial trading company, handling volumes of over 30 trillion British thermal unit (TBtu) equivalents per day. Its market scope is throughout North America, providing natural gas, power and petroleum products marketing at the wholesale and retail level, as well as energy financing.

o A field services unit that is one of the largest independent gatherers and processors in the United States, operating 11,000 miles of gather lines, 10 processing plants, eight treating plants and averaging gathering volumes of nearly 6 TBtu per day.

o A petroleum services division that operates a 9,200-mile pipeline system and 53 product terminals that move an average of 225 million barrels, or nearly 9.5 billion gallons, a year with access to 35 percent of U.S. refining capacity. This unit also can produce 100 million gallons a year of ethanol.

o An exploration and production unit that operates 448 wells and has natural gas reserves of 532 billion cubic feet. It owns 1,220 square miles of 3D seismic data and is actively engaged in exploring on- and off-shore in Texas and Louisiana and in the northern and southern Rocky Mountains.


         MAPCO's major businesses include:

o A division that offers a full range of natural gas liquids marketing services through an infrastructure of gathering, processing, underground storage and distribution systems. The company's Mid-America Pipeline is the backbone of the transportation network, which extends more than 10,000 miles in 15 states and links critical producing areas with major demand centers.

o Two divisions that each operate a refinery. The North Pole Refinery is the largest in Alaska, producing a broad slate of petroleum products, marketing 40,000 barrels per day in Alaska,

         Canada and the Pacific Rim. Mid-South Refining and Marketing in Memphis is the only refinery in Tennessee, and is near one of the world's largest cargo airports and the fourth largest United States marine port.

   O Thermogas, the fourth largest propane marketer in the U.S. with more than 180 outlets in 18 states selling propane to more than 380,000 customers; MAPCO Express, which is comprised of some 252 convenience stores and travel centers, targeting markets in Tennessee and Alaska; FleetOne, which provides fleet operators with motor fuel and data management; and Touchstar Technologies, L.L.C., which specializes in energy related information management.

         Williams employs 14,218 people across the nation. Its national headquarters is in Tulsa, where it employs 2,523 people. MAPCO employs 6,603 people at more than 600 locations in 26 states. Tulsa is also its national headquarters, where 673 people are employed.

         "While our merger economics are driven by current and future business opportunities, rather than major work force reductions, the fact is that some people will see their jobs change," Bailey said. "It wouldn't be fair to guarantee anything at this point, but it is certainly our goal to look first to affected employees to fill many of our critically important jobs.

         "Our growth over the past several years has fueled the need for good people," Bailey said. "And we believe MAPCO has a highly skilled workforce with strong cultural values that mirror our own."

         Williams currently has 909 job openings across the county, including 300 in Tulsa. The jobs include professional, technical and administrative areas.

As of Sept. 30, Williams had $13.3 billion in assets. For the first nine months of 1997, Williams reported revenue of $3.1 billion and net income of $205.3 million. In addition to its energy services division, other Williams units consist of the nation's largest-volume system of interstate natural gas pipelines and single-source providers of national business communications systems and international satellite and fiber-optic video services. (NYSE:WMB). Company information is on the Internet at http://www.twc.com.

         As of Sept. 30, MAPCO had $2.3 billion in assets. For the first nine months of 1997, MAPCO reported revenue of $2.8 billion and net income of $105.5 million. (NYSE:MDA). Company information is on the Internet at http://www.mapcoinc.com.



For more information from MAPCO, contact:    Rick Neal         (918) 599-3650(Media)
                                             Don Wellendorf    (918) 581-1503(Investors)


Portions of this document may constitute "forward looking statements" as defined by federal law. Although the companies believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the companies' annual reports on Form 10K, which are filed with the Securities and Exchange Commission.